TERMS AGREEMENT

     THIS TERMS AGREEMENT is made and entered into as of January 15, 1995 (this "Terms Agreement") by and among Checkpoint Systems, Inc., a Pennsylvania corporation (the "Company"), and the Purchasers listed on the attached Schedule I (the "Series B Purchasers");

                          R E C I T A L S

     A. The Company has entered into a Note Agreement (the "Series A Note Agreement"), dated as of March 1, 1994, with each of the purchasers listed on Schedule I thereto; and

     B. The Company desires to issue and sell, and the Series B Purchasers desire to purchase, an additional series of unsecured promissory notes (Series B) in accordance with the terms specified below;

     NOW, THEREFORE, subject to compliance with all of the conditions to closing and funding set forth in Section 9 hereof, and the delivery of such additional closing documents and opinions as the Series B Purchasers or their counsel may request, the parties signatory hereto agree as follows:

     1. The Company will authorize the issuance and sale of $15,000,000 aggregate principal amount of its 9.35% Series B Senior Notes (the "Series B Notes") to be dated the date of issue, to bear interest from such date at the rate of 9.35% per annum, payable semi-annually on January 30 and July 30 in each year (commencing July 30,
1995) and at maturity and to bear interest on overdue principal (including any overdue prepayment of principal) and Make-Whole Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 11.35% per annum, whether by acceleration or otherwise, until paid. The Series B Notes will mature on January 30, 2003 (the "Series B Maturity Date") and will be substantially in the form of Exhibit A attached to the Series A Note Agreement, with such changes therein as are required to reflect the terms of the Series B Notes specified above. The term "Series B Notes" as used herein shall include any and all of the 9.35% Series B Notes delivered pursuant to this Terms Agreement and each such Series B Note delivered in substitution or exchange therefor.

     2. The Company will issue and sell to the Series B Purchasers, and the Series B Purchasers will purchase from the Company on the Series B Closing Date (as hereinafter defined) the Series B Notes of the Company in the aggregate principal amount set forth opposite their respective names on the attached Schedule I at a price of 100% of the principal amount thereof.

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     Delivery of the Series B Notes will be made at the offices of
Gardner, Carton & Douglas, 321 North Clark Street, Quaker Tower, Chicago, Illinois 60610-4795 against payment therefor in Federal funds or other funds in U.S. dollars immediately available at First Fidelity Bank, N.A., Philadelphia, Pennsylvania A.B.A. No. 031201467, for deposit in the Company's Account No. 4920450, in the amount of the purchase price determined in accordance with Section 2 above not later than 9:00 a.m., Chicago time, on January 30, 1995 or such earlier date as the Company and the Series B Purchasers shall mutually agree upon (the "Series B Closing Date").

     3. The proceeds from the sale of the Series B Notes will be used to finance the Company's acquisition of all of the stock of Alarmex, Inc., a Minnesota corporation and of Bayport Controls, Inc., a Minnesota corporation and for general corporate purposes.

     4. The Series B Notes will be guaranteed by Checkpoint Systems of Puerto Rico, Inc. (the "Series B Guarantor") pursuant to the Guaranty Agreement dated the Series B Closing Date (the "Series B Guaranty Agreement") of the Series B Guarantor in substantially the form attached as Exhibit D to the Series A Note Agreement. The Company covenants and agrees to cause the Series B Guarantor to obtain and deliver to the Series B Purchasers and their special counsel, no later than February 15, 1995, the written consent of Banco Santander to the Series B Guaranty Agreement. The Company covenants and agrees that in the event any Subsidiary is required to guaranty any Indebtedness of the Company or any other Subsidiary, the Company shall promptly cause such Subsidiary to guaranty the Series B Notes and to execute and deliver to the Series B Purchasers and their special counsel a guaranty agreement substantially in the form of the Series B Guaranty Agreement.

     5. The Company shall repay the Series B Notes in accordance with the repayment provisions set forth in the attached Schedule II. In addition, unless otherwise specified in Schedule II, the Series B Notes shall be subject to mandatory and optional prepayment in accordance with the optional and mandatory prepayment provisions of
Section 2.2 of the Series A Note Agreement, as if each reference to "Notes" therein shall be deemed to refer to the Series B Notes issued pursuant to this Terms Agreement.

     6. Except to the extent in conflict with any of the provisions of this Terms Agreement, the Company hereby agrees to comply with each of the covenants, agreements and other provisions of the Series A Note Agreement, which covenants, agreements and other provisions, together with the related definitions of terms used therein and the exhibits referred to therein, are incorporated by reference into this Terms Agreement with the same effect as if such covenants, agreements and provisions were set forth in full herein, except that all references to "Purchasers" and "you" therein shall be deemed to refer to the Series B Purchasers hereunder, all references to "this Agreement" shall be deemed to refer to this Terms Agreement, all references to "Notes" therein shall be deemed to refer to the Series B Notes issued pursuant to this Terms Agreement, all references to "Guarantor" shall be deemed to refer to the Series B Guarantor, and all references to "Guaranty Agreement" shall be deemed to refer to the Series B Guaranty Agreement. Any

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amendment, supplement, modification, change or waiver of any of the covenants, agreements or provisions of the Series A Note Agreement, or any of the definitions of terms used therein or exhibits referred to therein, shall not have any force and effect under this Terms Agreement unless the holders of not less than 66-2/3% of the principal amount of the Series B Notes outstanding hereunder shall have consented in writing to such amendment, supplement, modification, change or waiver.

     7. As an inducement to, and as part of the consideration for, your purchase of the Series B Notes pursuant to this Terms Agreement, the Company represents and warrants to the Series B Purchasers that each of the representations and warranties contained in the Series A Note Agreement is true and correct as of the date hereof (i) except that all references to "Purchasers" and "you" therein shall be deemed to refer to the Series B Purchasers hereunder, all references to "this Agreement" shall be deemed to refer to this Terms Agreement, all references to "Notes" therein shall be deemed to refer to the Series B Notes issued pursuant to this Terms Agreement, and all references to the "Guaranty Agreement" shall be deemed to refer to the Series B Guaranty Agreement and (ii) except for changes in the Annexes to the Series A Note Agreement, if any, which changes are set forth on the attached Annex I or changes to those representations and warranties which are set forth on the attached Annex II.

     8. The Company covenants and agrees that the transactions contemplated by the drafts of those certain Stock Purchase Agreements dated as of January __, 1995 between the Company and Mary E. Frederick and the Company and Daniel J. Frederick, respectively (the "Acquisition Agreements") delivered to the Series B Purchasers January 20, 1995 shall be consummated on substantially the terms set forth in such drafts no later than three (3) Business Days after the Series B Closing Date. Simultaneous with the closing of the transactions evidenced by the Acquisition Agreements, the Company shall deliver an opinion of its general counsel (or such other counsel as the Series B Purchasers shall reasonably agree to) to the effect that such transactions have been completed, that the Company owns the stock of Alarmex, Inc. and Bayport Controls, Inc. free and clear of all liens and encumbrances and covering such additional matters as the Series B Purchasers or their counsel may reasonably request. Any default in the observance of the covenants contained in the immediately preceding two sentences shall constitute a default hereunder pursuant to Section 8.1(d) of the Series A Note Agreement. The Company represents and warrants to the Series B Purchasers that the representations and warranties contained in the Acquisition Agreements by whomever made are true and correct.

     9. The Series B Purchasers represent and warrant that the representations and warranties contained in Section 3.2 (a)-(c) of the Series A Note Agreement are true and correct as of the date hereof.

     10.   The Series B Purchasers' obligation to purchase the Series
B Notes on the Series B Closing Date shall be subject to the terms of
Section 4 of the Series A Note Agreement, except that (i) all references to "Notes" therein shall be deemed to refer to the Series B Notes issued pursuant to the terms of this Terms Agreement, all references to "Purchasers" or "you" therein shall be deemed to refer to the Series B

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Purchasers hereunder, all references to "this Agreement" shall be deemed to refer to this Terms Agreement, all references to "Closing Date" therein shall be deemed to refer to the Series B Closing Date, all references to "Guarantor" shall be deemed to refer to the Series B Guarantor, and all references to "Guaranty Agreement" shall be deemed to refer to the Series B Guaranty Agreement and (ii) Section 4.5 of the Series A Note Agreement shall be amended in its entirety as follows:

           4.5. Sale of Series B Notes to Other Series B Purchasers. The Company shall have consummated the sale of the entire
     $15,000,000 principal amount of the Series B Notes to be sold on the Series B Closing Date pursuant to this Terms Agreement.

     11. The Company agrees that, for so long as any amount remains unpaid on any Series B Note, the Company shall comply with all of the terms and conditions of Sections 6 and 7 of the Series A Note Agreement except that for the purposes of this Terms Agreement, Section 7.1 (Net Worth), Section 7.3 (Funded Debt) and 7.6 (Restricted Payments) shall be amended in their entirety as follows:

           7.1 Net Worth. The Company will not permit at any time its Consolidated Net Worth to be less than $45,000,000 plus the cumulative sum of 45% of its Consolidated Net Earnings (without reduction for any losses) for each of its fiscal quarters ending after December 26, 1993, plus 50% of the net cash proceeds from the sale of shares by the Company of any class of common or nonredeemable preferred stock of the Company and plus 50% of any contribution to its capital.

           7.3 Funded Debt. The Company will not, and will not permit any Subsidiary to, permit to exist, create, assume, incur, maintain or otherwise be or become liable for, directly or indirectly, any Funded Debt other than:

     (a) the Notes issued under the Series A Note Agreement, and the Series B Notes issued under this Terms Agreement;

     (b) Funded Debt of the Company and its Subsidiaries outstanding on the Closing Date under the Series A Note Agreement and described in the attached Annex VI thereto and extensions, renewals, replacements, refundings or refinancings thereof, provided that there is no increase in the principal amount of such Funded Debt; and

     (c) additional Funded Debt, provided that at the time of incurring such additional Funded Debt and after giving effect thereto and to the application of the proceeds therefrom, (i) the Funded Debt of the Company and its Subsidiaries then to be outstanding does not exceed (x) 55% of Consolidated Total Capitalization prior to an Equity Offering or (y) 50% of Consolidated Total Capitalization following an Equity Offering and
     (ii) if such Funded Debt is incurred or assumed in connection with an acquisition, the Company would be in compliance with Section
     7.2 of the Series A Note Agreement for the applicable period

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     ending as of its most recently completed fiscal quarter,
     (A) calculating Consolidated Net Earnings Available for Fixed Charges, on a pro forma basis, as if the acquisition had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recently completed fiscal quarter, and
     (B) calculating Fixed Charges, on a projected basis, giving effect to any Funded Debt incurred in connection with the acquisition for the four fiscal quarters following the acquisition.

           7.6 Restricted Payments. The Company will not, except as hereinafter provided:

                 declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Company);

                 directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock;

                 make any other payment or distribution, directly or indirectly, or through any Subsidiary, in respect of its capital stock; or

                 make, or permit any Subsidiary to make, any Restricted Investment;

     (all such declarations, payments, purchases, redemptions, retirements, distributions and Investments described in clauses
     (a) through (d) being herein collectively referred to as "Restricted Payments") if, after giving effect thereto, the aggregate amount of Restricted Payments made after December 26, 1993 to and including the date of the making of the Restricted Payment in question would exceed the sum of (i) $10,000,000, plus
     (ii) 50% of Consolidated Net Earnings (or less 100% of any deficit) for each fiscal quarter of the Company subsequent to December 26, 1993, plus (iii) 50% of the net cash proceeds received by the Company after December 26, 1993 from the sale of shares of any class of its common or nonredeemable preferred stock or from any contribution to its capital, plus (iv) the net cash proceeds received by the Company after December 26, 1993 from the maturation, sale or other disposition of any Restricted Investment.

     12. For the purposes of this Terms Agreement the following terms shall have the meanings set forth herein:

           Consolidated Net Worth - The sum of consolidated shareholders' equity of the Company and its Subsidiaries and the Company's ownership interest in any Person (other than a Subsidiary), as determined in accordance with generally accepted accounting principles, less the sum of all goodwill incurred and all non-tax deductible intangible assets acquired after the Closing Date (other than such goodwill and such intangible assets not in excess of $13,500,000 in the aggregate resulting from the acquisition of Alarmex, Inc., a Minnesota corporation and Bayport Controls, Inc., a Minnesota corporation); provided that Consolidated Net Worth shall be determined without adjustment (whether positive or negative) for any foreign currency translation.

           Equity Offering - A public offering or series of public offerings by the Company resulting in the receipt by the Company on a cumulative basis of at least $40,000,000 of net cash proceeds from the sale of shares of any class of the Company's common or nonredeemable preferred stock.

     IN WITNESS WHEREOF, the Company and the Series B Purchasers have caused this Terms Agreement to be executed and delivered by their respective officer or officers thereunto duly authorized.


COMPANY: CHECKPOINT SYSTEMS, INC.

By:
Title:

PURCHASERS:      PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

By:
Title:

By:
Title:

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